SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2003

GREAT WESTERN BANCORPORATION, INC.

(Exact name of registrant as specified in its charter)

Iowa	001-15215	42-0867112

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10834 Old Mill Road, Suite One

Omaha, NE 68154-2648

(Address principal executive offices)

Registrant’s telephone number, including area code: (402) 333-8330

No Change

(Former name or former address, if changed since last report.)

Item 5. Other Events.

The Company has issued 22,400 shares, $1,000 par value, of Company Capital Trust Pass-Through Securities (Preferred Securities) of Great Western Statutory Trust IV on December 17, 2003 through a private placement. The distribution rate is set quarterly at three month LIBOR plus 285 basis points, which was set on December 17, 2003, at 4.02%. Distribution payment dates are March 17, June 17, September 17 and December 17 of each year, beginning March 17, 2004 and are payable in arrears. The Company may, at one or more times, defer interest payments on the capital securities for up to 5 consecutive years following suspension of dividends on all other capital stock. At the end of any deferral period, all accumulated and unpaid distributions must be paid. The capital securities will be redeemed thirty years from the issuance date; however, the Company has the right, subject to the prior approval of the Federal Reserve Board or applicable regulator, if required, to redeem the securities in whole or in part on or after December 17, 2008. The Company has the right to redeem the Capital Securities in whole, but not in part, at any Interest Payment Date, at a premium as defined by the Indenture Agreement if a Special Event occurs prior to December 17, 2008. A “Special Event” means any Capital Treatment Event, an Investment Company Event or a Tax Event. Proceeds from the issue were used to provide capital to the Company’s subsidiary, Great Western Bank, Clive, Iowa in connection with its pending acquisition of certain Missouri branches and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORPORATION, INC.

/s/ Daniel A. Hamann

By:	Daniel A. Hamann, President

Date: December 23, 2003